                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                             NOVELLUS SYSTEMS, INC.
                            NHL ACQUISITION-SUB, INC.
                                       AND
                               SPEEDFAM-IPEC, INC.


                                 AUGUST 11, 2002






                             Morrison & Foerster LLP
                               755 Page Mill Road
                        Palo Alto, California 94304-1018

                                TABLE OF CONTENTS

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                                                                            Page

ARTICLE I THE MERGER.....................................................     2
      1.1   The Merger...................................................     2
      1.2   Closing; Effective Time......................................     2
      1.3   Effect of the Merger.........................................     2
      1.4   Articles of Incorporation; Bylaws............................     2
      1.5   Directors and Officers.......................................     3
      1.6   Effect on Capital Stock......................................     3
      1.7   Surrender of Certificates....................................     5
      1.8   No Further Ownership Rights in Company Capital Stock.........     7
      1.9   Tax Consequences.............................................     7
      1.10  Withholding Rights...........................................     7
      1.11  Taking of Necessary Action; Further Action...................     8
      1.12  Dissenters' Rights...........................................     8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF Company.....................     8
      2.1   Organization, Standing and Power.............................    10
      2.2   Capital Structure............................................    10
      2.3   Authority....................................................    12
      2.4   SEC Documents, Financial Statements..........................    13
      2.5   Absence of Certain Changes...................................    14
      2.6   Absence of Undisclosed Liabilities...........................    14
      2.7   Litigation...................................................    14
      2.8   Governmental Authorization...................................    15
      2.9   Title to Personal Property...................................    15
      2.10  Intellectual Property........................................    16
      2.11  Environmental Matters........................................    18
      2.12  Taxes........................................................    21
      2.13  Employee Benefit Plans.......................................    22
      2.14  Certain Agreements Affected by the Merger....................    25
      2.15  Employee Matters.............................................    25
      2.16  Insurance....................................................    26
      2.17  Compliance With Laws.........................................    26
      2.18  Brokers' and Finders' Fees...................................    26
      2.19  Vote Required................................................    27
      2.20  Board Approval...............................................    27
      2.21  Customers and Suppliers......................................    27
      2.22  Material Contracts...........................................    27
      2.23  No Breach of Material Contracts..............................    28
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                                       i
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
      2.24  Material Third Party Consents................................    29
      2.25  Real Property and Real Property Leases.......................    30
      2.26  Registration Statement; Proxy Statement/Proxy................    32
      2.27  Tax Matters..................................................    33
      2.28  Opinion of Financial Advisor.................................    33
      2.29  Takeover Statutes............................................    33

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......    33
      3.1   Organization, Standing and Power.............................    34
      3.2   Capital Structure............................................    34
      3.3   Authority....................................................    36
      3.4   SEC Documents; Financial Statements..........................    37
      3.5   Tax Matters..................................................    37
      3.6   Absence of Undisclosed Liabilities...........................    38
      3.7   Litigation...................................................    38
      3.8   Board and Shareholder Approval...............................    38
      3.9   Registration Statement; Proxy Statement/Proxy................    38
      3.10  Opinion of Financial Advisor.................................    39
      3.11  Investigation by Parent; Company's Liability.................    39
      3.12  Absence of Certain Changes...................................    39

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...........................    40
      4.1   Conduct of Business of Company...............................    40
      4.2   Restriction on Conduct of Business of Company................    40
      4.3   No Solicitation..............................................    43

ARTICLE V ADDITIONAL AGREEMENTS..........................................    45
      5.1   Proxy Statement/Prospectus; Registration Statement...........    45
      5.2   Meeting of Shareholders......................................    45
      5.3   Access to Information; Disclosure Schedule Updates...........    45
      5.4   Confidentiality..............................................    47
      5.5   Public Disclosure............................................    47
      5.6   Consents; Cooperation........................................    47
      5.7   Affiliates...................................................    48
      5.8   Voting Agreement.............................................    49
      5.9   FIRPTA.......................................................    49
      5.10  Legal Requirements...........................................    49
      5.11  Employee Benefit Plans.......................................    49
      5.12  Indemnification..............................................    52
      5.13  Form S-8.....................................................    53
      5.14  Treatment as Reorganization..................................    54


                                       ii
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
      5.15  Takeover Statutes............................................    54
      5.16  Notices......................................................    54
      5.17  Listing of Additional Shares.................................    54
      5.18  Further Assurances...........................................    54

ARTICLE VI CONDITIONS TO THE MERGER......................................    55
      6.1   Conditions to Obligations of Each Party to Effect the Merger.    55
      6.2   Additional Conditions to Obligations of Company..............    56
      6.3   Additional Conditions to the Obligations of Parent...........    56

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER............................    56
      7.1   Termination..................................................    56
      7.2   Effect of Termination........................................    56
      7.3   Expenses and Termination Fees................................    56
      7.4   Amendment....................................................    56
      7.5   Extension; Waiver............................................    56

ARTICLE VIII GENERAL PROVISIONS..........................................    56
      8.1   Non-Survival at Effective Time...............................    56
      8.2   Notices......................................................    56
      8.3   Interpretation; Certain Definitions..........................    56
      8.4   Counterparts; Facsimile Delivery.............................    56
      8.5   Entire Agreement; Nonassignability; Parties in Interest......    56
      8.6   Severability.................................................    56
      8.7   Remedies Cumulative..........................................    56
      8.8   Governing Law................................................    56
      8.9   Rules of Construction........................................    56
      8.10  Assignment...................................................    56
      8.11  Attorneys' Fees..............................................    56

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

Other Schedules

     Schedule 5.7      -   Company Affiliates
     Schedule 5.8          Signatories of Shareholder Voting Agreement
     Schedule 5.11(a)  -   Holders of Outstanding Company Options
     Schedule 5.11(e)      Assumed Employment Agreements

EXHIBITS

Exhibit A-1     -     Form of Certificate of Merger
Exhibit A-2     -     Form of Articles of Merger
Exhibit B             Form of Bylaws
Exhibit C       -     Form of Shareholder Voting Agreement
Exhibit D       -     Confidentiality Agreement
Exhibit E       -     Form of FIRPTA Notice
Exhibit F       -     Form of IRS Notice
Exhibit G-1     -     Form of Certificate of Officer of Company
Exhibit G-2     -     Form of Certificate of Officer of Parent

                        AGREEMENT AND PLAN OF MERGER AND
                                 REORGANIZATION


            THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made as of August 11, 2002 (the "Execution Date") by and among NOVELLUS SYSTEMS, INC., a California corporation ("Parent"), NHL
ACQUISITION-SUB, INC., a Delaware corporation ("Merger Sub"), and SPEEDFAM-IPEC, INC., an Illinois corporation ("Company"). An index of the defined terms used in this Agreement can be found in Appendix I hereto.

                                    RECITALS

            A. The Boards of Directors of Parent, Merger Sub and Company each have determined that the business combination between Parent and Company through the merger of Merger Sub with and into Company pursuant to the terms and subject to the conditions set forth herein (the "Merger") is advisable and in the best interests of their respective companies, shareholders and stockholders.

            B.    Merger Sub is a wholly-owned subsidiary of Parent.

            C. Pursuant to the Merger, among other things, each outstanding share of capital stock of Company shall be converted into a fraction of a share of common stock of Parent, at the rate set forth herein.

            D. Company and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

            E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

            G. As an inducement to Parent to enter into this Agreement, certain officers, directors and shareholders of Company have concurrently herewith entered into an agreement to vote the shares of Company's Capital Stock owned by such persons to approve the Merger and this Agreement.

            NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

            1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the "Effective Time" (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into Company, which shall be the surviving corporation ("Surviving Corporation") in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of Surviving Corporation shall remain "SpeedFam-IPEC, Inc.". The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the Illinois Business Corporations Act ("Illinois Law").

            1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable and in any event not later than two business days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing (i) the Certificate of Merger, in substantially the form attached hereto as Exhibit A-1 (the "Certificate of Merger"), together with any required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law; and (ii) the Articles of Merger, in substantially the form attached hereto as Exhibit A-2 (the "Articles of Merger"), together with any required officers' certificates, with the Secretary of State of the State of Illinois, in accordance with the relevant provisions of Illinois Law (the time of such filing with the Secretary of State of Illinois being the "Effective Time" and the date of such filing being the "Effective Date").

            1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of Delaware Law and Illinois Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Surviving Corporation.

            1.4 Articles of Incorporation; Bylaws.

                  (a) At the Effective Time, the Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of Surviving Corporation until thereafter amended as provided by Illinois Law and such Articles of Incorporation; provided, that as of the Effective Time, Company's Articles of Incorporation shall be amended substantially as set forth in Exhibit A to the Certificate of Merger.

                  (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of Surviving Corporation until thereafter amended as provided by Illinois Law and such Bylaws; provided, that as of the Effective Time, Company's Bylaws shall be amended substantially as set forth in the form attached hereto as Exhibit B.

            1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub, serving in such capacity immediately prior to the Effective Time, shall be the directors of Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, holding office immediately prior to the Effective Time, shall be the officers of Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

            1.6 Effect on Capital Stock.

                  (a) Certain Definitions.

                        "COMPANY CAPITAL STOCK" shall mean all outstanding shares of Company Common Stock and all outstanding shares of any other capital stock of Company as of the Effective Time.

                        "COMPANY COMMON STOCK" shall mean shares of the common stock of Company, no par value.

                        "COMPANY CONVERTIBLE SECURITIES" shall mean any and all warrants, rights or other convertible securities to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, not including Company Options or Company Notes.

                        "COMPANY ESPP" shall mean the 1995 Employee Stock Purchase Plan of Company.

                        "COMPANY NOTES" shall mean the $115 million Convertible Subordinated Notes of Company due in 2004 and issued pursuant to that certain Indenture between Integrated Process Equipment Corporation ("IPEC") and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"), dated as of September 15, 1997, as amended by that certain First Supplemental Indenture by and among Company, IPEC and the Trustee, dated as of April 6, 1999 (collectively, the "Indenture").

                        "COMPANY OPTIONS" shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the (i) 1991 Employee Incentive Stock Option Plan, as amended; (ii) IPEC 1992 Stock Option Plan, as amended; (iii) 1995 Stock Plan for Employees and Directors of SpeedFam International, Inc., as amended;
(iv) 2001 Nonstatutory Stock Option Plan, and (v) the non-Plan stand alone stock option agreement between Company and Peter Simone (each, a "Company Stock Option Plan," and collectively, the "Company Stock Option Plans").

                        "EXCHANGE RATIO" shall mean 0.1818, as may be adjusted pursuant to Section 1.6(f) hereof.

                        "PARENT COMMON STOCK" shall mean shares of the common stock of Parent, no par value.

                  (b) Conversion of Company Capital Stock. By virtue of the Merger and without any further action on the part of Parent, Company, Merger Sub or the holders of any of Company's securities, at the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares canceled pursuant to Section 1.6(c)), will be automatically canceled, extinguished and converted into the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio and cash in lieu of fractional shares in accordance with Section 1.6(g).

                  (c) Cancellation of Company Capital Stock Owned by Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Company or Parent shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Capital Stock that are owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled, retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

                  (d) Treatment of Company Options and Company ESPP Rights. At the Effective Time, (i) the Company Stock Option Plans and all Company Options then outstanding under the Company Stock Option Plans shall be assumed by Parent and converted into Parent Options in accordance with Section 5.11(a) hereof; and
(ii) all purchase rights for shares of Company Common Stock outstanding under the Company ESPP immediately prior to the Effective Time shall be exercised in accordance with Section 5.11(b) hereof, and the purchased shares of Company Common Stock shall at the Effective Time be converted into shares of Parent Common Stock and cash in lieu of fractional shares, as provided in Section 1.6(g) hereof.

                  (e) Treatment of Company Notes and other Company Convertible Securities. At the Effective Time, (i) the Company Notes shall be assumed or guaranteed by Parent and converted into subordinated convertible debt of Parent in accordance with Section 5.11(c) hereof; and (ii) all other Company Convertible Securities shall be converted into securities convertible into shares of Parent Common Stock at the Exchange Ratio.

                  (f) Adjustments to Exchange Ratio. The Exchange Ratio shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

                  (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price per share of Parent's Common Stock as quoted on the Nasdaq National Market for the twenty (20) trading days ending on the day which is two days before the Closing Date (the "Parent Stock Price"), less any amount required to be withheld under foreign, federal, state or local tax laws.

                  (h) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of Surviving Corporation.

            1.7 Surrender of Certificates.

                  (a) Exchange Agent. Parent's transfer agent, Mellon Investor Services LLC, shall act as the exchange agent (the "Exchange Agent") in the Merger.

                  (b) Parent to Provide Common Stock and Cash. As soon as reasonably practicable after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(b) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(g), less any amounts required to be withheld from such cash under foreign, federal, state or local laws.

                  (c) Exchange Procedures.

                        (i) As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws), (1) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws).

                        (ii) Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Parent Common Stock equal to the product of (i) the number of Company shares represented by such certificate multiplied by (ii) the Exchange Ratio, and, if applicable, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(g), and (B) the Certificate so surrendered shall forthwith be canceled.

                        (iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by Company shareholder claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person's Company Capital Stock that are converted on the Effective Date and/or, if applicable, deliver or cause to be delivered to such Person a check in respect of any fractional share interests or dividends or distributions, which such Person shall be entitled to receive pursuant to
Section 1.6(g). When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of bond as indemnity, as it shall direct, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            1.8 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the records of Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Surviving Corporation for any reason, they shall be exchanged and canceled as provided in this Article I.

            1.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

            1.10 Withholding Rights. Parent and Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and Surviving Corporation.

            1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

            1.12 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company shareholder who has properly demanded and perfected such shareholder's rights to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 11.65 and 11.70 of Illinois Law (the "Dissenting Shares"), shall not be converted into the right to receive the Parent Common Stock, but the holder thereof shall be entitled to such rights as are granted by Illinois Law and Surviving Corporation shall make all payments to the holders of such Dissenting Shares with respect to such demands in accordance with Illinois Law; provided however, that if any such holder shall, prior to or after the Effective Time, have failed to perfect or shall have lost the right to dissent and obtain payment for such holder's Dissenting Shares under the Illinois Law, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into, as of the Effective Time, solely the right to receive the Parent Common Stock. Company shall give prompt written notice to Parent and Merger Sub of any demands received by Company for payment under Sections 11.65 and 11.70 of the Illinois Law, and the Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, settle, or offer to settle, or offer to make any payment to settle, any such demands, except that Company may make payments to settle such demands provided that the per share settlement amount does not exceed the closing market price per share of Company's Common Stock as of the last day of trading prior to the announcement of the Merger.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

            In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

            In this Agreement, any reference to a "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company's stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company or any of its Subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or
(e) any litigation or other Proceeding (as defined below) brought by any shareholder, governmental entity or third-party competitor of Company or Parent after the Execution Date that (x) is brought or threatened against Company or any of its subsidiaries or any member of its board of directors in respect of this Agreement or the transactions contemplated hereby or (y) in the case of a third-party competitor is brought or threatened against Company or any of its subsidiaries or any member of its board of directors and is reasonably likely to have been brought with the intended purpose or effect of preventing, enjoining, materially altering or delaying or otherwise interfering with the transactions contemplated by this Agreement (each a "Specified Proceeding").

            In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors, provided that officers shall have made reasonable due and diligent inquiry of those employees of such party whom such officers reasonably believe would have actual knowledge of the matters represented.

            In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the "ordinary course of business" means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the "ordinary course of business" unless such action is taken in the ordinary course of such party's normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

            In this Article II, any reference to Company shall be deemed to include Company as well as any subsidiary of Company whether or not so specified in the particular representation or warranty.

            Except as disclosed in a document of even date herewith and attached to this Agreement and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), provided that any disclosure shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in this Agreement, when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, provided further that Company shall make all reasonable efforts to specifically cross reference in the Company Disclosure

Schedule all sections where a particular disclosure qualifies or applies, Company represents and warrants to Parent as follows:

            2.1 Organization, Standing and Power. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. Company has delivered or made available a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date, to Parent. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Company is the owner, directly or indirectly, of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Company SEC Documents (as defined in Section 2.4(a) hereof), Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of it subsidiaries in accordance with and pursuant to Company's formal investment policy and comprising less than 5% of the outstanding stock of such company.

            2.2 Capital Structure.

                  (a) The authorized capital stock of Company consists of (i) 60,000,000 shares of Common Stock, no par value per share, of which there were 31,058,793 shares issued and outstanding as of the close of business on the day two days prior to the Execution Date; and (ii) 1,000,000 shares of Preferred Stock none of which are currently issued and outstanding as of the Execution Date. On the Execution Date there are, and as of the Effective Time there will be, no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of Company Options under the Company Stock Option Plans or the Company ESPP, pursuant to the exercise of Company Convertible Securities, or pursuant to the conversion of the Company Notes, in each case as outstanding as of the Execution Date, or as otherwise specifically allowed pursuant to Section 4.2(e) hereof.

                  (b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities laws. As of the date hereof, Company has reserved (i) 1,500,000] shares of Common Stock for issuance to employees pursuant to the Company 1991 Incentive Stock Option Plan, as amended, of which 904,526 shares have been issued pursuant to option exercises or direct stock purchases, 268,744 shares are subject to outstanding, unexercised options, and 326,730 shares are available for issuance thereunder; (ii) 3,727,500 shares of Common Stock for issuance to directors, employees and consultants pursuant to options assumed in Company's merger with IPEC which were issued pursuant to IPEC's 1992 Stock Option Plan, as amended, of which 1,027,466 shares have been issued pursuant to option exercises or direct stock purchases, and 797,105 shares are subject to outstanding, unexercised options, (iii) 5,300,000 shares of Common Stock for issuance to directors and employees pursuant to the 1995 Stock Plan for Employees and Directors of SpeedFam International, Inc., as amended, of which 80,239 shares have been issued pursuant to option exercises or direct stock purchases, 2,860,582 shares are subject to outstanding, unexercised options, and 2,359,179 shares are available for issuance thereunder; (iv) 3,000,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the 2001 Nonstatutory Stock Option Plan of which 44,636 shares have been issued pursuant to option exercises or direct stock purchases, 2,862,394 shares are subject to outstanding, unexercised options, and 92,970 shares are available for issuance thereunder; and (v) 1,907,884 shares of Common Stock for issuance pursuant to the Company ESPP, of which 1,427,366 shares have been issued. On the Execution Date, except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans, the Company ESPP, the Company Convertible Securities and the Company Notes, and (ii) Company's right to repurchase any unvested shares under the Company Stock Option Plans or the stock option agreements thereunder, there are no, and as of the Effective Time, there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, except as may be permitted under Section 4.2(e) hereof. Except for the agreements contemplated by this Agreement and the agreements set forth on Schedule 2.2(b) to the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company Capital Stock (i) between or among Company and any of its securityholders and (ii) to Company's knowledge, between or among any of Company's securityholders.

                  (c) The terms of the Company Stock Option Plans permit the assumption of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Options, the Company shareholders, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options. The current "Offering Period," as defined in the Company ESPP commenced under the Company ESPP on July 1, 2002 and will end prior to the Effective Time as provided in this Agreement, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Company ESPP. Except as set forth on
Schedule 2.2(c), none of the outstanding Company Options, Company Convertible Securities or Company Notes permit any accelerated vesting or exercisability of those options, securities or notes, as applicable, by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans, or otherwise relating to the issuance of Company Options, the Company Convertible Securities and the Company Notes have been provided or made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no agreements to amend, modify or supplement such agreements or instruments in any case from the forms provided to Parent.

            2.3 Authority.

                  (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, other than approval by the Company Shareholders.

                  (b) This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company by Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement by Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Company, as amended, or (ii) any Company Authorization, (as defined in Section 2.8), except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have a Company Material Adverse Effect.

                  (c) Except as would not otherwise have a Company Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign, federal, state or local (each, a "Governmental Entity") is required with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filings of the Certificate of Merger and the Articles of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. ("NASD") of the Proxy Statement (as defined in Section 2.26) relating to the Company Shareholders Meeting (as defined in Section 2.26), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country,
(iv) such filings as may be required under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended ("HSR"); (v) the filing by Parent and the effectiveness of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act of 1933 (the "Securities Act"), as amended; (vi) the filing, if required, of a current report by Parent on Form 8-K with the SEC and the NASD within fifteen (15) days after the Closing Date; (vii) any notice described in Section 5.16 hereof; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

            2.4 SEC Documents, Financial Statements.

                  (a) Company has made available to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Company (collectively, the "Company SEC Documents"). In addition, Company has made available or provided to Parent complete copies of all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time. To the knowledge of Company, all documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and, to Company's knowledge, none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a subsequently filed Company SEC Document.

                  (b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") and the unaudited balance sheet of Company, dated as of June 1, 2002 (the "Company Balance Sheet Date") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Company as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Company accounting policies except as described in the notes to the Company Financial Statements.

                  (c) Company has fully complied with all certification requirements, and will comply with all certification requirements prior to the Effective Time, under the Sarbanes-Oxley Act of 2002.

            2.5 Absence of Certain Changes. Except as set forth in the Company SEC Documents prior to the date hereof or as expressly contemplated by this Agreement, since the Company Balance Sheet Date there has not occurred, (except as permitted by Section 4.2 hereof): (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries' assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock, (v) any action to amend or change the Articles of Incorporation or Bylaws of Company, or (vi) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

            2.6 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 2.6, Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately reflected or reserved against in the balance sheet or in the notes to the Company Financial Statements included in the Company Financial Statements in Company's Quarterly Report on Form 10-Q for the period ended on the Company Balance Sheet Date, (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed on Schedule 2.6.

            2.7 Litigation. Except as set forth in the Company SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Company any private investigation, pending before any agency, court or tribunal, foreign or domestic (each a "Proceeding"), or, to the knowledge of Company or any of its subsidiaries, threatened against Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company, or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no judgment, decree or order arising from or relating to any Specified Proceeding shall be deemed to constitute or give rise to any breach of this Section 2.7. Schedule 2.7 of the Company Disclosure Schedule also lists all material litigation that Company has pending as of the date of this Agreement against other parties which is not disclosed in the Company SEC Documents.

            2.8 Governmental Authorization. Company and each of its subsidiaries, has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties (including the Properties or the Facilities) or (ii) that is required for the operation of Company's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called the "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

            2.9 Title to Personal Property. Company and each of its subsidiaries has good, valid and marketable title to all of their respective material personal properties, interests in material personal properties and material assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, which properties and assets with a book value of $200,000 or above are listed on Schedule 2.9 (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Company Material Adverse Effect. To Company's knowledge, the material plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

            2.10 Intellectual Property.

                  (a) Company and its subsidiaries own (free and clear of all liens and encumbrances), or are licensed or have valid rights to use (or otherwise possess legally enforceable rights to use) all the U.S. or foreign patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered and whether or not relating to a published work), copyright registration application, maskwork, maskwork registration application, trade secret, know how, rights in data or databases, invention, or other proprietary right, all licenses, sublicenses and agreements related to the foregoing, and any other intellectual property right or intangible asset ("Intellectual Property") that is used, subject to a pending application for registration, or necessary for the conduct of the business of Company and its subsidiaries as currently conducted by Company and its subsidiaries.

                  (b) Neither Company nor its subsidiaries has (i) to the knowledge of Company, licensed any of its Intellectual Property in source code form to any party, (ii) entered into any exclusive agreements relating to its Intellectual Property with any party, or (iii) to the knowledge of Company, entered into any source code escrow agreements. To the knowledge of Company, the source code and system documentation relating to any software included in the Intellectual Property have at all times been maintained in confidence and have been disclosed only to employees and consultants having a "need to know" of the contents thereof in connection with their duties to Company or its subsidiaries and such employees and consultants have executed appropriate confidentiality agreements in connection therewith.

                  (c) Schedule 2.10(c) lists (i) all issued patents, all registered trademarks, all registered trade names, all registered service marks, all registered copyrights, all registered maskworks, and all pending applications and registrations relating to all patents, trademarks, trade names, service marks, and copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which any Person is authorized to use any Intellectual Property of Company, and (iii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which Company or any subsidiary is authorized to use any third party Intellectual Property, other than end-user licenses entered into in the ordinary course of business relating to off-the-shelf "shrink-wrap" software with a purchase price per copy of less than $10,000 ("Third Party Intellectual Property Rights").

                  (d) To Company's knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries, by any third party, including any employee or former employee of Company or any subsidiary. Neither Company nor any subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business, containing such terms as are typical for the business, services and products of Company.

                  (e) To Company's knowledge, Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement to which it is a party relating to the Intellectual Property or Third Party Intellectual Property Rights.

                  (f) To Company's knowledge, all patents and registered trademarks, service marks and copyrights held by Company or any of its subsidiaries are valid and subsisting. To Company's knowledge, neither Company nor any of its subsidiaries are infringing and has at any time infringed (either through the conduct of its business or by the manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property or proprietary rights of any other Person or third party. Neither Company nor any of its subsidiaries has received any unresolved notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property or other proprietary right owned or licensed to any other Person or third party. Neither Company nor any of its subsidiaries is the subject of a pending or, to its knowledge, threatened suit, action or Proceeding that involves a claim of infringement or violation of any Intellectual Property or other proprietary right of any third party. Neither Company nor any of its subsidiaries is prosecuting any action, suit or proceeding for infringement of Intellectual Property of Company or any of its subsidiaries or breach of any license or agreement involving Intellectual Property of Company or any of its subsidiaries against any third party which is not disclosed in the Company SEC Documents.

                  (g) To Company's knowledge, Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of material Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

                  (h) To Company's knowledge, Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of all trade secrets, know-how and other proprietary information that is not generally known by or accessible to the public ("Confidential Information"). To Company's knowledge, all use, disclosure or appropriation of material Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. To Company's knowledge, all use, disclosure or appropriation of Confidential Information not owned by Company has been in all material aspects pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

                  (i) Schedule 2.10(i) of the Company Disclosure Schedule, sets forth all actions that must be taken by Company by December 31, 2002 that, if not taken, will result in the loss of any material Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Intellectual Property.

            2.11 Environmental Matters.

                  (a) The following terms shall be defined as follows:

                        (i) "Environmental Claim" shall mean all claims or causes of actions, whether or not asserted, including but not limited to claims by any person or Governmental Entity or other third party, alleging potential liability or responsibility for violation of any Environmental Law or any Environmental Approval (as defined below) or for threat or injury to the environment, health or safety, personal injury (including sickness, disease or death) or property or natural resource damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response action or costs, contribution, restitution, administrative civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon a Pre-Existing Environmental Condition.

                        (ii) "Environmental Law" shall mean any statute, law (including common law), treaty, ordinance, rule, regulation, code, policy, license, permit, consent, approval, judgment, order, administrative order or decision, decree or injunction of any Governmental Entity relating to the protection of human health or the environment (including air, water, soil and natural resources), or the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Material.

                        (iii) "Facilities" shall mean all buildings and improvements on the Property.

                        (iv) "Hazardous Material" shall mean any material, substance, waste, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Entity or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCB's), radon gas, urea formaldehyde, asbestos-containing materials (ACM) or lead.

                        (v) "Pre-Existing Environmental Condition" shall mean
(i) any presence or Release of any Hazardous Material at, on, under, from or to the Property or Facilities before or at Closing (and any migration therefrom, whether before or after Closing); (ii) any presence, Release or threatened Release of any Hazardous Material at, on, under, from or to any other location before or at Closing (and any migration therefrom, whether before or after Closing); and (iii) any other circumstances occurring before or at Closing forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or any Environmental Approval (as defined below).

                        (vi) "Property" shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past, including the Real Property (as defined in Section 2.25(a)) and the Leased Premises (as defined in Section 2.25(f)).

                        (vii) "Release" shall mean any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

                  (b) Except as disclosed on Schedule 2.11(b), Company represents and warrants as follows:

                        (i) The operations of Company and each of its subsidiaries have at all times been and are in full compliance with all Environmental Laws.

                        (ii) Company has obtained and is in full compliance with all permits, licenses, authorizations and approvals required under Environmental Law with respect to the operation or conduct of its business or the ownership or operation of the Property and Facilities (the "Environmental Approvals"), each such Environmental Approval is in full force and effect, and each such Environmental Approval will remain in full force and effect after the execution, delivery and performance of this Agreement, provided any transfer documents required by Environmental Law for such Environmental Approval are completed as required by Environmental Law.

                        (iii) Neither Company nor any of its subsidiaries, Property or Facilities is subject to any Order (as defined in Section 5.6(b)) or proposed Order under any Environmental Law. Company has not received any notice from any person or Governmental Entity regarding or alleging, and no condition or circumstance exists that is reasonably likely to result in (with or without notice or lapse of time or both) a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Approval.

                        (iv) There are no Proceedings (whether adjudicatory, rulemaking, licensing or otherwise) pending or threatened in law or in equity, or under any administrative or regulatory authority before any Governmental Entity, by, against or affecting Company or any of its subsidiaries, Property or Facilities involving any actual or alleged Environmental Claim or any potential suspension, revocation, revision, limitation, restriction, termination or invalidation of any Environmental Approval. Company has not received any notice or other communication (whether written or oral) from any person or Governmental Entity, and no condition or circumstance exists, that (with or without notice or lapse of time or both) might directly or indirectly give rise to, or serve as a basis for, the commencement of any such Proceeding.

                        (v) Neither Company nor any of its subsidiaries have Released or threatened to Release, or arranged for any other person to Release, any Hazardous Material in connection with or resulting from the operation or conduct of the Company's or its subsidiaries' business at, on, under, from or to any Property or Facilities, or any other location, except in each case (1) in full compliance with Environmental Law, (2) in a manner that would not give rise to any Environmental Claim and (3) at a location that (A) is fully permitted for such Release, (B) has not been listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., or any similar list under any other Environmental Law and (C) is not subject to any Proceeding or Order for investigation or cleanup under any Environmental Law. No Release or threatened Release of any Hazardous Material has occurred, or is occurring, at, on, under, from or to any Property or Facilities, and no Hazardous Material is present in, on, under or about, or migrating to or from any such Property or Facilities that could give rise to any Environmental Claim or cause of action.

                        (vi) There are no liens, declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on any Property or Facilities, and no action of any Governmental Entity has been taken or is in process which could subject any of such Property or Facilities to such liens, declarations or deed restrictions.

                        (vii) Company has provided or made available to Parent true, complete and correct copies and results of all studies, reports, assessments, surveys, correspondence, investigations, audits, analysis, tests and other documents (whether in hard copy or electronic form) in Company's, each of its subsidiaries' or their respective counsel's possession or control pertaining to the presence or alleged presence of any Hazardous Material at, on or affecting any Property or Facilities, or regarding Company's or any of its subsidiaries' compliance with any applicable Environmental Law or Environmental Approval.

                        (viii) None of the following exists at any Property or
Facilities: any asbestos-containing material in any form which is friable; urea formaldehyde foam insulation; polychlorinated biphenyls; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, surface impoundments, waste piles or land disposal areas.

                        (ix) Neither Company nor any of its subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date.

            2.12 Taxes.

                  (a) Company and each of its subsidiaries has timely filed all Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Company or any subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Company Financial Statements or amounts payable with respect to periods or portions of periods after the Company Balance Sheet Date. Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither Company nor any subsidiary has any material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. Except as disclosed in the Company SEC Documents, there are no liens for

Taxes on the properties of Company or any of its subsidiaries, other than liens for Taxes not yet due and payable.

                  (b) Except as disclosed in the Company SEC Documents, no Tax Returns of Company or any of its subsidiaries have been audited. Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Company or any of its subsidiaries for the last five years. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

                  (c) Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Neither Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

                  (d) Neither Company nor any of its subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

                  (e) Neither Company nor any of its subsidiaries has been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Neither Company nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state Tax laws) apply to Company or such subsidiaries. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries is currently or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

                  (f) Neither Company nor any of its subsidiaries has incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state or local or other Tax law).

                  (g) Neither Company nor any of its subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

                  (h) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

            2.13 Employee Benefit Plans.

                  (a) The following terms shall be defined as follows:

                        (i) "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

                        (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                        (iii) "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c),
(m) or (o) of the Code.

                        (iv) "Multiemployer Plan" shall mean a plan described in
Section 3(37) of ERISA.

                  (b) Schedule 2.13(b) lists (i) all material "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Company or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the "Plans").

                  (c) None of the Plans is a Defined Benefit Plan, and neither Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

                  (d) None of the Plans is a Multiemployer Plan, and neither Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

                  (e) Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (f) Each Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

                  (g) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (h) Each of the Plans that is intended to qualify under
Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. Company and each Member of the Controlled Group have timely amended and operated each of these Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

                  (i) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Company or have been reserved against on the Company Financial Statements.

                  (j) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (k) With respect to each Plan: (i) to Company's knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of Company, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; (iii) neither Company, nor any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and (iv) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Company at any time without liability other than ordinary administrative expenses.

                  (l) Neither Company nor, to the knowledge of Company, any Member of the Controlled Group has any material liability or is, to the knowledge of Company, threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

                  (m) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (n) True, correct and complete copies of all documents creating or evidencing any Plan have been delivered or made available to Parent, and true, correct and complete copies of all reports, forms and other documents required to be filed with any Governmental Entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Parent. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.13(b) and that are reasonably likely to have a Company Material Adverse Effect.

                  (o) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be fully and properly accrued on Company's books and records and disclosed in accordance with GAAP and in Plan financial statements.

            2.14 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of Company or any of its subsidiaries or any other third party, (ii) materially increase any benefits otherwise payable by Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

            2.15 Employee Matters.

                  (a) Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. Company and each of its subsidiaries have in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

                  (b) To Company's knowledge, neither Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company or any of its subsidiaries under any workers' compensation plan or policy or for long term disability that are not covered by insurance. Neither Company or any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Material Adverse Effect on Company. There are no controversies pending or, to the knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in a Proceeding against Company before any Governmental Entity except for such Proceeding that would not have a Company Material Adverse Effect. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Company or any of its subsidiaries know of any activities or proceedings of any labor union or organization of any such employees.

                  (c) To Company's or any of its subsidiaries' knowledge, no employees of Company or its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or its subsidiaries or to the use of trade secrets or proprietary information of others. No employees which are considered key to the operations or the business of Company or any of its subsidiaries have given notice to Company or its subsidiaries, nor is Company or any of its subsidiaries otherwise aware that any such employee intends to terminate his or her employment with Company or its subsidiaries.

            2.16 Insurance. Company and each of its subsidiaries have made available to Parent all material policies of insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Neither Company nor any of its subsidiaries has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

            2.17 Compliance With Laws. Each of Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Company Material Adverse Effect.

            2.18 Brokers' and Finders' Fees. Except for its engagement letter dated August 8, 2002 with Needham & Company, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. Company has furnished or made available to Parent accurate and complete copies of all agreements under which any such finders' fees or agents' commissions or investment bankers' fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Needham & Company.

            2.19 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of Company's Capital Stock or any Company Notes necessary to approve this Agreement and the transactions contemplated hereby.

            2.20 Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of Company and is on terms that are fair to such shareholders, and (iii) recommended that the shareholders of Company approve this Agreement and the Merger.

            2.21 Customers and Suppliers. Schedule 2.21 lists the top 10 customers of Company in terms of gross revenues during the twelve (12) months prior to the Execution Date; and no such customer and no supplier of Company or any of its subsidiaries has canceled or otherwise terminated or made any written threat to Company or any of its subsidiaries to cancel or otherwise terminate its relationship with Company or any of its subsidiaries, or at any time on or after the Company Balance Sheet Date has decreased materially its services or supplies to

Company or any of its subsidiaries in the case of any such supplier, or its usage of the services or products of Company in the case of such customer, and to Company's or any of its subsidiaries knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or any of its subsidiaries or to decrease materially its services or supplies to Company or any of its subsidiaries or its usage of the services or products of Company or any of its subsidiaries, as the case may be. Neither Company or any of its subsidiaries has knowingly breached, so as to provide a benefit to Company or any of it subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company or any of its subsidiaries.

            2.22 Material Contracts. Except (i) as set forth in the Company SEC Documents filed prior to the date of this Agreement; (ii) as set forth in
Schedule 2.10; (iii) as set forth in this Schedule 2.22 (the contracts in (i),
(ii), and (iii) being collectively referred to herein as the "Material Contracts"); and (iv) for this Agreement, and other contracts and agreements which individually or in the aggregate are not material to Company's or any of its subsidiaries' businesses, as of the date of this Agreement, Company is not a party to or bound by:

                  (a) any distributor, sales, agency or manufacturer's representative, consulting, joint-venture, or partnership contract or joint R&D or technology sharing arrangements;

                  (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $200,000 over the life of the contract;

                  (c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                  (d) any contract for capital expenditures in excess of $200,000 in the aggregate;

                  (e) any contract limiting the freedom of Company to engage in any line of business, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act);

                  (f) any confidentiality, secrecy or non-disclosure contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of Company;

                  (g) any contract pursuant to which Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $200,000 over the life of the contract;

                  (h) any contract with any Person with whom Company does not deal at arm's length;

                  (i) any contract which provides for the indemnification of any officer, director, employee or agent; or

                  (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

            2.23 No Breach of Material Contracts. All Material Contracts are in the written form previously provided or made available to Parent. Company has performed all of the material obligations required to be performed by it as of the date hereof and is entitled to all benefits under, and, to Company's knowledge, is not alleged to be in material breach or default in respect of any Material Contract. To Company's knowledge, each of the Material Contracts is in full force and effect, unamended except as provided or made available to Parent, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company's knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, penalty or change in delivery schedule, except to the extent such defaults, remedies, penalties or changes have not had and would not be reasonably expected to have a Material Adverse Effect on Company.

            2.24 Material Third Party Consents. Schedule 2.24 lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such contracts may remain in full force and effect after the Closing (the "Contracts Requiring Novation or Consent to Change of Control") which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Parent's ability to operate the business in the same manner as the business was operated by Company prior to the Effective Time.

            2.25 Real Property and Real Property Leases.

                  (a) Schedule 2.25(a) sets forth an accurate, correct and complete list of each parcel of real property owned by Company (the "Real Property"), including a street address, complete legal description and a list of all leases, contracts or other agreements to which Company is a party and affecting the Real Property or any interest therein. Company has delivered to Parent accurate, correct and complete copies of all such leases, contracts, and agreements. Company is the sole and exclusive legal and record owner of and has good and marketable title in fee simple absolute to, and is in possession of, all Real Property, including the buildings, structures, fixtures and improvements situated thereon and appurtenances thereto, including such right of ways and easements running toward the benefit of such Real Property, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except the leases, contracts, agreements and other matters set forth on Schedule 2.25(a) or except those that do not materially and adversely affect the current use and operation of such properties. All leases, contracts and agreements to which Company is a party and affecting the Real Property are set forth on Schedule 2.25(a) and are legally valid and binding and in full force and effect, and there are no defaults, offsets, counterclaims or defenses thereunder, and Company has received no notice of default, offset, counterclaim or defense under any such contracts.

                  (b) No Real Property is located within a designated erosion, flood or seismic safety hazard area. Neither the whole nor any portion of any Real Property owned, leased, occupied or used by Company has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the knowledge of Company, no such condemnation, requisition or taking is threatened or contemplated. Company has no knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property.

                  (c) To Company's knowledge, the Real Property is in material compliance with all applicable Environmental Laws, planning, zoning, building, health, fire, water, use or similar legal requirements. The zoning of each parcel of Real Property permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the businesses of Company and its Affiliates as presently conducted thereon. Company has all licenses, certificates of occupancy, permits and authorizations required to utilize the Real Property for the business presently conducted thereon. Company has all easements and rights necessary to conduct its businesses, including easements for all utilities, services, roadway, railway and other means of ingress and egress. The Real Property as conveyed pursuant to this Agreement shall include all rights to any off-site facilities necessary to ensure compliance in all material respects with all applicable planning, zoning, building, health, fire, water, use or similar legal requirements. To the knowledge of Company, no fact or condition exists which would result in the termination or impairment of existing access to the Real Property or discontinuation of existing sewer, water, electric, gas, telephone or other communications facilities, waste disposal or other utilities or services serving the Real Property. To the knowledge of Company, the facilities servicing the Real Property are in material compliance with all applicable legal requirements.

                  (d) Company has delivered to Parent accurate, correct and complete copies of all existing title insurance policies, title reports, surveys, environmental reports, if any, with respect to each parcel of Real Property.

                  (e) With respect to the Real Property,

                        (i) to the knowledge of Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, except as disclosed in written agreements relating thereto as set forth on Schedule 2.25(a), and

                        (ii) to the knowledge of Company, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Company, threatened termination of such access.

                  (f) To the extent not disclosed in the Company SEC Documents,
Schedule 2.25(f) sets forth a list of all leases, licenses or other occupancy agreements to which Company or any of its subsidiaries is a party, that are for the use or occupancy of real estate owned by a third party ("Leases") (copies of which have previously been furnished to Parent), in each case, setting forth:
(i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect in all material respects, and to the knowledge of Company, have not been amended except as disclosed in the Company SEC Documents or Schedule 2.25(f), and Company is not and, to the knowledge of Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of Company under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents or Schedule 2.25(f), either Company or its subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever, except the matters set forth on Schedule 2.25(f), or those that do not materially and adversely affect the current use of the property.

                  (g) With respect to the Leased Premises, and except as set forth on Schedule 2.25(g),

                        (i) there are no pending or, to the knowledge of Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting materially and adversely the current use, occupancy or value thereof,

                        (ii) to the knowledge of Company, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use,

                        (iii) to the knowledge of Company, there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than Company) in possession of any such parcel,

                        (iv) to the knowledge of Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein,

                        (v) to the knowledge of Company, all Facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by Company, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and

                        (vi) to the knowledge of Company, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Company, threatened termination of such access.

                  (h) With respect to that certain Purchase and Sale Agreement, dated May 31, 2002 between the Company and Phoenix Industrial Investment Partners, L.P. and the Lease dated June 21, 2002 between the Company and Phoenix Industrial Investment Partners, L.P., the Company hereby represents that the terms and rates set forth in such agreements were arrived at by arms-length negotiations between the parties thereto and are fair and reasonable as compared to similar agreements in the same market.

            2.26 Registration Statement; Proxy Statement/Proxy. The information relating to Company which is provided by Company (including any information previously provided by Company in the Company SEC Documents) for inclusion in the Parent's registration statement on Form S-4 (or such other successor form as may be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC, including any amendments or supplements thereto (the "Registration Statement") shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company which is provided by Company (including any information previously provided by Company in the Company SEC Documents) for inclusion in the proxy statement/prospectus to be sent to the shareholders of Company in connection with the meeting of the Company Shareholders (the "Company Shareholders Meeting"), as may be amended or supplemented (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the shareholders of Company, at the time of the Company Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent and relating to Parent which is contained in the Registration Statement or the Proxy Statement.

            2.27 Tax Matters. To Company's knowledge neither Company nor any of its Affiliates has taken or agreed to take any action, nor does Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            2.28 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Needham & Company, that in such advisor's opinion, as of the date hereof, the consideration to be received by the shareholders of Company is fair from a financial point of view, to the shareholders of Company.

            2.29 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute in Illinois Law (each, a "Takeover Statute") is applicable to the Merger, except for such statutes or regulations as to which all necessary actions have been taken by Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      In this Agreement, any reference to a "Parent Material Adverse Effect" any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change in the market price or trading volume of Parent's stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

            Except as disclosed in a document of even date herewith and delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), provided that any disclosure shall qualify the section number referred to in the Parent Disclosure Schedule as well as all other sections in this Article III when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, provided further that Parent shall make all reasonable efforts to specifically cross reference in the Parent Disclosure Schedule all sections where a particular disclosure qualifies or applies, Parent represents and warrants to Company as follows:

            3.1 Organization, Standing and Power. Parent and each of its subsidiaries, including Merger Sub, are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of Parent and its subsidiaries, including Merger Sub, have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries, including Merger Sub, is in violation of any of the provisions of its respective Articles of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Parent SEC Documents (as defined in Section 3.4 hereof), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of it subsidiaries in accordance with and pursuant to the Parent's formal investment policy and comprising less than 5% of the outstanding stock of such company.

            3.2 Capital Structure.

                  (a) The authorized capital stock of Parent consists of (i) 240,000,000 shares of Common Stock, no par value, of which there were 143,467,924 shares issued and outstanding as of the close of business on the day two days prior to the Execution Date, and (ii) 10,000,000 shares of Preferred Stock, no par value, of which there were no shares issued and outstanding as of the close of business on the day two days prior to the Execution Date. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Parent 1992 Stock Option Plan, the Parent 2001 Stock Incentive Plan, the Parent 2001 Non-Qualified Stock Option Plan, the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan, the Gamma Precision Technology 1998 Stock Option Plan, the GaSonics International Corporation 2000 Supplemental Stock Option Plan (collectively, the "Parent Stock Option Plans"), and the Parent 1992 Employee Stock Purchase Plan (the "Parent ESPP"). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, all of which are issued and outstanding and held by Parent. The shares of Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable and registered with the SEC pursuant to the Securities Act.

                  (b) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the close of business on August 7, 2002, Parent has reserved (i) 33,345,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Parent 1992 Stock Option Plan, of which 33,241,624 shares have been issued pursuant to option exercises or direct stock purchases, 16,621,789 shares are subject to outstanding, unexercised options, and no shares are available for issuance thereunder, (ii) 6,360,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Parent 2001 Stock Incentive Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, no shares are subject to outstanding, unexercised options, and 6,360,000 shares are available for issuance thereunder,
(iii) 6,000,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Parent 2001 Non-Qualified Stock Option Plan, of which 3,778,173 shares have been issued pursuant to option exercises or direct stock purchases, 3,775,673 shares are subject to outstanding, unexercised options, and 2,221,827 shares are available for issuance thereunder, (iv) 1,336,059 shares of Common Stock for issuance to directors, employees and consultants pursuant to the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan of which 1,321,914 shares have been issued pursuant to option exercises or direct stock purchases, 860,932 shares are subject to outstanding, unexercised options, and 14,145 shares are available for issuance thereunder, (v) 33,680 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Gamma Precision Technology 1998 Stock Option Plan of which 32,312 shares have been issued pursuant to option exercises or direct stock purchases, 15,650 shares are subject to outstanding, unexercised options, and 1,368 shares are available for issuance thereunder, (vi) 104,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the GaSonics International Corporation 2000 Supplemental Stock Option Plan of which 78,288 shares have been issued pursuant to option exercises or direct stock purchases, 62,828 shares are subject to outstanding, unexercised options, and 25,712 shares are available for issuance thereunder, and (vii) 4,900,000 shares of Common Stock under the Parent ESPP, of which 3,637,974 shares have been issued. On the Execution Date, except as set forth in the Parent SEC Documents and except for (i) the rights created pursuant to this Agreement, the Parent Stock Option Plans, and the Parent ESPP and (ii) Parent's right to repurchase any unvested shares under the Parent Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

            3.3 Authority.

                  (a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable.

                  (b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and each constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each by Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.

                  (c) Except as otherwise would not have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger and the Articles of Merger, together with the required officers' certificates, as provided in
Section 1.2, (ii) the filing with the SEC and the NASD of the Registration Statement, (iii) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (iv) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans and assumed by Parent, to the extent required, (v) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans and assumed by Parent; and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

            3.4 SEC Documents; Financial Statements. Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since January 1, 1997 (collectively, the "Parent SEC Documents"). In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Parent has fully complied with all certification requirements, and will comply with all certification requirements prior to the Effective Time, under the Sarbanes-Oxley Act of 2002 and under Order 4-460.

            3.5 Tax Matters. To Parent's knowledge neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            3.6 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet or in the notes to the Parent Financial Statements included in the Parent Financial Statements in Parent's Quarterly Report on Form 10-Q for the period ended on June 29, 2002 (the "Parent Balance Sheet Date"), (ii) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed on Schedule 3.6.

            3.7 Litigation. Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Parent private investigation, pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Parent or any of its subsidiaries, or, to the knowledge of Parent, or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Parent Material Adverse Effect. Schedule 3.7 of the Parent Disclosure Schedule also lists all material litigation that Parent has pending as of the date of this Agreement against other parties which is not disclosed in the Parent SEC Documents.

            3.8 Board and Shareholder Approval. The Board of Directors of Parent has (i) approved this Agreement and the Merger, and (ii) determined that the Merger is in the best interests of the shareholders of Parent and is on terms that are fair to such shareholders. No action is necessary on the part of the shareholders of Parent in connection with this Agreement or the Merger.

            3.9 Registration Statement; Proxy Statement/Proxy. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the shareholders of Company, at the time of the Company Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company or relating to Company which is contained in the Registration Statement or the Proxy Statement.

            3.10 Opinion of Financial Advisor. Parent has been advised in writing by its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view, to Parent.

            3.11 Investigation by Parent; Company's Liability. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was done by Parent and its Affiliates and, to the extent Parent deemed appropriate, by Parent's representatives. Parent acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries as Parent has requested for such purpose. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Company's or any of Company's representatives (except the specific representations and warranties of Company set forth in this Agreement and the Company Disclosure Schedules). Parent has formed an independent judgment concerning the Company.

            3.12 Absence of Certain Changes. Except as set forth in the Parent SEC Documents prior to the date hereof or as expressly contemplated by this Agreement, since the Parent Balance Sheet Date there has not occurred any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

            4.1 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement, Section 4.2 hereof or as consented to in writing by Parent), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to Section 4.2 hereof, Company further agrees to pay all debts and Taxes when due, subject to
(i) good faith disputes over such debts or Taxes and (ii) the filing of material Tax Returns (provided that Company shall inform Parent of its intention to file such Tax Returns prior to filing), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, to keep available the services of its present officers and key employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time, other than what would not have a Material Adverse Effect on Company. Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of its business, and of any event which could reasonably be expected to have a Company Material Adverse Effect.

            4.2 Restriction on Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, without the prior written consent of Parent:

                  (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                  (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                  (c) Stock Option Plans, Convertible Securities and Notes. Accelerate, amend or change the period of exercisability or vesting of options, securities or other rights granted under the Company Stock Option Plans or pursuant to Company Convertible Securities or Company Notes or authorize cash payments in exchange for any options or other rights granted under any of the above, except in each case, to the extent required by the existing terms of any such Company Stock Option Plan, Company Convertible Security, or Company Note, which has not been amended or otherwise modified to provide such change to acceleration, period of exercisability or vesting within thirty (30) days prior to the Execution Date;

                  (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts other than in the ordinary course of business; provided, further, that other than in the ordinary course of business, Company shall not enter into any contract, commitment or agreement (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Parent;

                  (e) Issuance of Securities. Except with respect to the transfer of Company securities contemplated by this Agreement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to (i) the exercise of Company Options issued and outstanding on the date hereof, (ii) other rights therefor outstanding as of the date of this Agreement; (iii) the issuance of no more than 200,000 additional stock options in accordance with Company guidelines in effect as of the Execution Date for the issuance of the same for such level of employee, a copy of which has been provided to Company by Parent; and (iv) pursuant to the Company ESPP pursuant to Section 5.11(b) hereof.

                  (f) Intellectual Property. Transfer to any Person or entity any of its Intellectual Property or any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice; provided that Company will promptly disclose any such transfer to Parent;

                  (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                  (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for sales of products in the ordinary course;

                  (i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, except as reasonably necessary for the operation of its business in a manner, and in amounts, consistent with past practices, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                  (j) Leases. Enter into any material operating lease;

                  (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, and other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

                  (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and not withstanding the above, make any such expenditures, additions or improvements in excess of $250,000 in any one case;

                  (m) Other Expenses. Except in the ordinary course of business, commit to or incur any other expenses (excluding discharge of indebtedness which is addressed in (k) above and capital expenditures which are addressed in (l) above) in an amount in excess of $250,000 in any one case, and except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Section 6.3(e);

                  (n) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                  (o) Termination or Waiver. Terminate or waive any right of any material or substantial value, except in the ordinary course of business;

                  (p) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

                  (q) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to written agreements outstanding on the date hereof;

                  (r) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement or any Exhibits hereto;

                  (s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

                  (t) Taxes. Other than in the ordinary course of business, or as required by GAAP, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                  (v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

            4.3 No Solicitation.

                  (a) Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or intentionally encourage any Takeover Proposal (defined below) or (ii) subject to the terms of Section 4.3(b) below, take any action to solicit, intentionally facilitate, intentionally encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to Company or any of it subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any Person that has advised Company in writing that it intends to make, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Company's Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

                  (b) Notwithstanding Section 4.3(a) above, if an unsolicited written Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Company, then (i) if none of Company, its subsidiaries, and their respective officers, directors, employees or other agents and representatives have violated in any material respect any of the restrictions in Section 4.3(a), and (ii) to the extent the Board of Directors of Company believes in good faith (after consultation with its financial advisors) that such Takeover Proposal would reasonably be expected to result in a transaction more favorable to Company's shareholders than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal"), and (iii) the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to take action with respect to such Superior Proposal would be inconsistent with the fiduciary duties of the Board of Directors of Company to Company Shareholders under applicable law, Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with such a Superior Proposal information and take such other actions with respect to such Superior Proposal as are consistent with the fiduciary obligations of Company's Board of Directors, and such actions with respect to such Superior Proposal shall not be considered a breach of Section 4.3(a), provided that in each such event Company (A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a summary of the Superior Proposal received from such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of Company outstanding as of the Execution Date, and (C) informs Parent generally of all documents containing or referring to non-public information of Company that are supplied to such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of Company outstanding as of the Execution Date. Notwithstanding the immediately preceding sentence, neither Company nor its representatives may take any action with respect to a Superior Proposal unless (x) the Board of Directors of Company has determined, after consultation with Company's investment bankers, that such third party is actually capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by Company, and (y) Company provides such non-public information to such third party pursuant to a non-disclosure or confidentiality agreement containing provisions regarding non-disclosure at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4). Additionally Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or intentionally endorse any Takeover Proposal (including any Superior Proposal) unless Parent or Company terminates this Agreement and Company pays to Parent all amounts payable to Parent as more fully provided in Section 7.3(b) hereof.

                  (c) Company will promptly notify Parent after receipt, but in no event later than 24 hours from such receipt, of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to

Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent fully informed of the status of any such Takeover Proposal notice or request and shall provide Parent with a true summary of such Takeover Proposal notice or request.

                  (d) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving Company or any of its subsidiaries or the acquisition of any significant equity interest (30%) in, or a significant portion of the assets (30% or more on a consolidated basis) of, Company or any of its subsidiaries, other than the transactions contemplated by or disclosed in this Agreement or Schedule 2.5.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            5.1 Proxy Statement/Prospectus; Registration Statement. Promptly after the execution of this Agreement, Company and Parent shall prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 (or such other form or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. If, at any time prior to the Effective Time, any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent. Subject to the provisions of Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Company that the Company Shareholders vote in favor of the Merger and approve this Agreement; provided that such recommendation may not be included or may be withdrawn if previously included if (i) Company's Board of Directors believes in good faith that a Superior Proposal has been made, and (ii) following consultation with outside legal counsel, Company's Board of Directors determines that the inclusion of such recommendation or the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Company to the shareholders of Company under applicable laws.

            5.2 Meeting of Shareholders. Company shall promptly after the date hereof take all action necessary in accordance with Illinois Law and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold the Company Shareholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Registration Statement being declared effective by the SEC. Company shall give Parent no less than ten (10) business days advance notice of the date which shall be set as the "record date" for the Company Shareholders eligible to vote on this Agreement and the Merger. Company shall also consult with Parent regarding the date of the Company Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders Meeting without the consent of Parent unless this Agreement is first terminated by Company pursuant to Article VII hereof.

Subject to Sections 4.3 and 5.1, Company shall use commercially reasonable efforts to solicit from shareholders of Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders as required by the rules of Nasdaq, the laws of Illinois or other applicable law to effect the Merger.

            5.3 Access to Information; Disclosure Schedule Updates.

                  (a) Upon reasonable notice, Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided that such access does not cause disruption to the day-to-day operation of Company and provided further that Parent contacts Company's Chief Financial Officer prior to contacting any other employee of Company, to (i) all of Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                  (b) Subject to compliance with applicable law, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company and Parent shall confer on a regular and frequent basis to report operational matters of materiality and the general status of ongoing operations of Company.

                  (c) No information or knowledge obtained in any investigation after the Execution Date pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger; provided, however that Company shall promptly inform Parent of any such information or knowledge obtained in its investigation which would reasonably be likely to have a Company Material Adverse Effect. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company shall promptly notify Parent in writing of:

                        (i) the discovery of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by Company in this Agreement or any other agreement contemplated hereby to the extent that such event, condition, fact or circumstance would cause the condition in Section 6.3(a) of this Agreement not to be satisfied;

                        (ii) any material breach of any covenant or obligation by Company; and

                        (iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely.

                  (d) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 5.3(c) requires any material change in Company's Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Company's Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Company shall promptly deliver to Parent an update to its Disclosure Schedule specifying such change (a "Disclosure Schedule Update"). Notwithstanding anything therein to the contrary, no such update shall be deemed to supplement or amend Company's Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by such party in this Agreement, or (B) determining whether any of the conditions set forth in Article VI has been satisfied.

                  (e) Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company's Tax Returns and other records and workpapers relating to Taxes, provided that such access does not cause disruption to the day-to-day operation of Company and provided further that Parent contacts Company's Chief Financial Officer prior to contacting any other employee of Company, and shall provide to Parent and its representatives the following information promptly upon the request of Parent: (i) the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction,
(iv) all material Tax elections filed in each jurisdiction by Company, (v) any deferred intercompany gain with respect to transactions to which Company has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

            5.4 Confidentiality. The parties acknowledge that Parent and Company have previously executed a Mutual Nondisclosure Agreement dated August 8, 2002 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit D, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

            5.5 Public Disclosure. Company and Parent shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

            5.6 Consents; Cooperation.

                  (a) Each of Parent and Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. Company and Parent shall each use their respective reasonable best efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

                  (b) Each of Parent and Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                  (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) Parent shall not be required to divest any of its or its subsidiaries' businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation where such divestiture or other action could reasonably be expected to have a Material Adverse Effect on Parent or of Surviving Corporation after the Effective Time, and (ii) Company and its subsidiaries shall not be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation where such divestiture or other action could reasonably be expected to have a Company Material Adverse Effect.

                  (d) Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth, or required to be set forth, on Schedule 2.25.

            5.7 Affiliates. Schedule 5.7 sets forth those persons who may be deemed "affiliates" of Company as such term is used in the Securities Act and the regulations thereunder. Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Parent Common Stock.

            5.8 Voting Agreement. Company shall use its commercially reasonable efforts, on behalf of Parent, and pursuant to the request of Parent, to cause the officers, directors and shareholders of Company listed on Schedule 5.8 to execute and deliver to Parent a Shareholder Voting Agreement substantially in the form attached hereto as Exhibit C and an Irrevocable Proxy substantially in the form of Attachment A attached thereto concurrently with the execution of this Agreement.

            5.9 FIRPTA. Company shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit E, which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form attached hereto as Exhibit F, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

            5.10 Legal Requirements. Each of Parent and, subject to Sections 4.3 and 5.1 of this Agreement, Company, shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

            5.11 Employee Benefit Plans.

                  (a) Assumption of Company Options. At the Effective Time, the Company Stock Option Plans will be assumed by Parent and each outstanding Company Option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, will be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each a "Parent Option"). Schedule 5.11(a) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options under each of the Company Stock Option Plans, including the number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Schedule 5.11(a) hereto current as of such date. Except as provided below or on Schedule 5.11(a), each such Company Option so assumed by Parent under this Agreement shall retain its respective vesting schedule under the applicable Company Stock Option Plan and its respective stock option agreement and each such Company Option shall continue to be subject to the terms and conditions set forth in the applicable Company Stock Option Plan, except that (i) each such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such option immediately prior to the Effective Time, assuming that all vesting conditions applicable to such option were then satisfied, multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest tenth of a cent. Consistent with the terms of the Company Stock Option Plans and the documents governing the outstanding Company Options under such plans, except as otherwise set forth on Schedule 5.11(a), the Merger will not terminate any of the outstanding Company Options under the Company Stock Option Plans or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon the assumption of the Company Options in connection with the Merger. It is the intention of the parties that the Company Options assumed by Parent qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent, and only to the extent, the Company Options so replaced qualified as incentive stock options prior to the Effective Time. Parent shall use reasonable best efforts, within thirty days after the Form S-8 filed pursuant to Section 5.13 hereof is declared effective, to issue to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Company Option, a copy of the effective Form S-8 and such other documents as are reasonably advisable, as evidence of the foregoing assumption of such Company Options by Parent. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger. Provided that Company shall first provide to Parent the names of its shareholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant to this Section 5.11(a)). As of or prior to the Effective Time, the disposition of shares of Company Common Stock by the Company executive officers and Board members and the issuance of shares of Parent Common Stock to such persons in the Merger shall also be included in the approval process of the Boards of Directors of Company and Parent for purposes of Section 16(b) of the Exchange Act.

                  (b) Company ESPP. The Company shall take all actions necessary to cause all outstanding purchase rights under the Company ESPP to be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP, or (ii) immediately prior to the Effective Time, and each participant in the Company ESPP shall accordingly be issued shares of Company Common Stock at that time which shall be converted into shares of Parent Common Stock in the Merger. The Company shall take all actions necessary to terminate the Company ESPP as of such exercise date, and no purchase rights shall be subsequently granted or exercised under the Company ESPP. Employees of Company and other Members of the Controlled Group who become employees of Parent or any of its subsidiaries as of the Effective Time shall be permitted to participate in the Parent ESPP commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company or any other Member of the Controlled Group to the extent permitted by applicable law and applicable tax qualification requirements).

                  (c) Company Notes. Effective as of the Effective Time, Parent shall execute and deliver a supplemental indenture with the Trustee, in form reasonably satisfactory to Parent and the Trustee, to provide for (1) the express assumption by Parent of the Indenture, the Company Notes and all liabilities and obligations of the Company thereunder; and (2) an amendment to the conversion terms of the Company Notes to provide for the right of the holders of Company Notes to convert into Parent Common Stock. Parent will succeed to and be substituted for the Company in the original Company Note documents (including the Indenture (as supplemented) and the Registration Rights Agreement).

                  (d) Termination of Employee Plans. If requested by Parent, Company shall, immediately prior to the Closing Date, terminate the Company Plans and no further contributions shall be made to the Company Plans, provided that, as conditions of such termination, (i) Company's employees who become employees of Parent and/or Surviving Corporation shall receive employee benefits which in the aggregate are no less favorable than those provided from time to time by Parent and its subsidiaries to their respective similarly situated employees; and (ii) Company's employees shall be eligible to participate in Parent's 401(k) plan immediately following the Closing Date, subject to compliance with the eligibility provisions of such plan. Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee's eligibility to participate, vesting, or level or amount of benefits, employees of Company who become employees of Parent and/or Surviving Corporation shall be credited with their period of service with Company prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules. Subject to the approval of any insurance carrier and to the extent consistent with applicable law and applicable tax qualification requirements, Parent and/or Surviving Corporation shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or Surviving Corporation, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent and/or Surviving Corporation generally to their respective employees, without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation, provided, and only to the extent, that any analogous restriction applied to such employee under an analogous plan of Company had been satisfied as of the Closing Date. In determining an employee's share of the cost of coverage under any plan or program of Parent and/or Surviving Corporation for the year in which the Closing occurs, Parent and/or Surviving Corporation shall make commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year. Parent shall not be required to have any preexisting condition limitation, actively-at-work requirement or similar limitation waived or to credit any pre-Closing co-pays and deductibles made by or on behalf of such employee unless Company (or its successor entity) or the applicable insurance carrier makes available a HIPAA Certificate evidencing prior coverage under the corresponding or analogous Company plan. Company shall provide to Parent (i) executed resolutions by the Board of Directors of Company authorizing the termination and
(ii) an executed amendment to the Plans sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Plan will be maintained at the time of termination.

                  (e) Assumption. Parent shall, or shall cause Surviving Corporation to assume each of the employment agreements listed on Schedule 5.11(e).

            5.12 Indemnification.

                  (a) After the Effective Time, Parent will, and will cause Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided for under the Company's Articles of Incorporation and Bylaws and each indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall cause Surviving Corporation to pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

                  (b) For six (6) years after the Effective Time, Parent will, and will cause Surviving Corporation to, use best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by Company's officers' and directors' liability insurance policy on terms at least as favorable as the coverage currently in effect on the date hereof, provided that in satisfying its obligation under this Section 5.12(b), Parent shall not be obligated to cause Surviving Corporation to pay premiums in excess of 150% of the amount per annum Company paid in its last full fiscal year, which amount has been disclosed to Parent and if Surviving Corporation is unable to obtain the insurance required by this Section 5.12(b), it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (c) For a period of six (6) years after the Effective Time, to the extent there is any claim, action, suit, proceeding or investigation (whether commencing before or after the Effective Time) against or involving any Indemnified Party that arises out of or pertains to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, or agent of Company, which act omission occurred prior to the Effective Time, Parent shall, and shall cause Surviving Corporation to, provide legal counsel and to defend such Indemnified Party and to pay the reasonable fees and expenses of such counsel. Parent shall, and shall cause Surviving Corporation, to cooperate in the defense of any such matter; provided, however, that neither Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period all rights to indemnification in respect to any such claim or claims shall continue until the final disposition of any and all such claims.

                  (d) Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.12 to the extent that such Indemnified Party is determined to be entitled to indemnification under this Section 5.12.

                  (e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                  (f) In the event Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.12.

            5.13 Form S-8. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Company Options assumed in accordance with
Section 5.11(a). As soon as practicable and in no event more than twenty (20) days after the Closing, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to such options or on another appropriate form of registration statement for any such shares of Parent Common Stock which are not registrable on Form S-8 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Company will cooperate and assist Parent in the preparation of such registration statement(s).

            5.14 Treatment as Reorganization. Neither Company nor Parent shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Company and Parent shall cooperate in obtaining the opinions referred to in Section 6.1(e) hereof, including providing counsel with the representation letters also described in Section 6.1(e).

            5.15 Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, Company and the members of the Board of Directors of Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of Company under applicable law as advised by independent counsel.

            5.16 Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, if applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

            5.17 Listing of Additional Shares. To the extent required, Parent shall, prior to the Effective Time, cause all shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to be approved for listing on the Nasdaq National Market.

            5.18 Further Assurances. Parent, Merger Sub and, subject to Sections
4.3 and 5.1 of this Agreement, Company, shall use commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      No party may refuse to close if any condition remains unsatisfied where such party's failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied.

            6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders.

                  (b) Registration Statement. The SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

                  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which has jurisdiction over Company or Parent), seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

                  (d) Governmental Approval. Parent, Merger Sub and Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including but not limited to such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws, and under HSR.

                  (e) Tax Opinion. Each of Parent and Company shall have received written opinions of its respective legal counsel, in form and substance reasonably satisfactory to Parent or Company, as the case may be, and dated on or about the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Company is a "party to a reorganization" within the meaning of Section 368(b) of the Code, and such opinions shall not have been withdrawn; provided, however, that if Company's legal counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to Company if Parent's legal counsel renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by the legal counsel of Parent and/or Company for the purpose of rendering such opinions and that such legal counsel are entitled to rely on such representations, substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2.

            6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

                  (a) Representations, Warranties and Covenants. Except as disclosed in the Parent Disclosure Schedule dated the date of this Agreement,
(i) the representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

                  (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 6.2(a).

            6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

                  (a) Representations, Warranties and Covenants. Except as disclosed in the Company Disclosure Schedule dated the date of this Agreement,
(i) the representations and warranties of Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and or, in the case of representations and warranties of Company which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                  (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President to the effect set forth in Section 6.3(a).

                  (c) Company Expenses. In connection with this Agreement and the transactions contemplated hereunder, Company shall not have incurred any expenses, costs or other fees (including all accountant, attorney and investment banker fees) in excess of

$1,900,000 and Parent shall have been provided with a certificate executed on behalf of Company by its President certifying that such cap has not been exceeded; provided, however, that the following expenses shall not be considered in determining whether the Company has exceeded the limitation set forth in this
Section 6.3(c): (i) expenses incurred in connection with any Specified Proceeding, and (ii) expenses incurred in connection with the consideration of a Takeover Proposal (including attorney and investment banker fees incurred in connection with the analysis or negotiation of such Takeover Proposal by the Company or its Board of Directors).

                  (d) Dissenters. The holders of no more than ten percent (10%) of the outstanding shares of Company Capital Stock shall have either elected to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn such dissenters rights or shall otherwise be entitled to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn their right to exercise such dissenters rights.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

            7.1 Termination.

                  (a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company, this Agreement may be terminated:

                        (i) by mutual written consent duly authorized by each party's Board of Directors;

                        (ii) by either Parent or Company, if the Closing shall not have occurred on or before the date which is six months after the date hereof (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                        (iii) by Parent, if (A) Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach of Section 4.3(a) hereof which is specifically addressed in subsection
(v) below or a breach which has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect ) and such breach shall not have been cured within twenty (20) business days of receipt by Company of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(iii)(A) shall not be available to Parent where Parent is at that time in breach of this Agreement, (B) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (C) the Board of Directors of Company shall have publicly announced a rejection of a Takeover Proposal, but failed to give Parent a written reaffirmation of its recommendation of this Agreement, the Merger and the other transactions contemplated hereby within five
(5) business days of Parent's request thereof following the rejection of such Takeover Proposal (the "Reaffirmation"), (D) a Trigger Event is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of Company
(x) recommends that the shareholders of Company tender their shares in such tender or exchange offer; or (y) within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such Trigger Event and fails to deliver to Parent a Reaffirmation within five (5) business days of Parent's request therefore; or (E) for any reason (other than as the result of the failure of Parent to satisfy the conditions specified in Sections 6.1 or 6.2(a)), Company fails to call and hold the Company Shareholders Meeting by December 31, 2002;

                        (iv) by Company, if (A) Parent shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach which has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect) and such breach shall not have been cured within twenty (20) business days of receipt by Parent of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Company under this Section 7.1(a)(iv)(A) shall not be available to Company where Company is at that time in breach of this Agreement, or (B) the Board of Directors of Company shall recommend, endorse, accept or agree to a Superior Proposal or shall have resolved to recommend, endorse, accept or agree to a Superior Proposal;

                        (v) by Parent if Company or any of its subsidiaries or their respective officers, directors, employees or representatives have willfully breached or violated the restrictions of Section 4.3(a); or

                        (vi) by either Parent or Company if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (B) if any required approval of the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof.

                  (b) As used herein, a "Trigger Event" shall occur if any Person acquires securities representing twenty-five percent (25%) or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing twenty-five (25%) or more, of the voting power of Company.

            7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub or Company or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the above, the provisions of Section 5.4 (Confidentiality), this Section 7.2 and Section
7.3 (Expenses and Termination Fees) shall remain in full force and effect and survive any termination of this Agreement and Parent's right to a remedy for Company's breach of Section 4.3 shall survive any termination of this Agreement.

            7.3 Expenses and Termination Fees.

                  (a) Subject to subsections (b), (c) and (d) of this Section
7.3 and Section 6.3(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

                  (b) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(a)(v), (ii) either Parent or Company shall terminate this Agreement pursuant to Section 7.1(a)(vi)(B) following a failure of the shareholders of Company to approve this Agreement after any Takeover Proposal and, within six (6) months after such termination, the Company shall enter into a term sheet, letter of intent or definitive agreement with respect to a transaction associated with any Takeover Proposal, (iii) Parent shall terminate this Agreement pursuant to Section 7.1(a)(iii)(B), (C) or (D), or (iv) Company shall terminate this Agreement pursuant to Section 7.1(a)(iv)(B), then Company shall promptly, but in no event (x) later than fifteen (15) business days after such termination with respect to clause (i), pay to Parent in cash $2,500,000 (the "No-Shop Termination Fee"), and (y)(1) no later than fifteen
(15) days after such termination with respect to clauses (iii) or (iv) above, and (2) later than fifteen (15) days after entering into a term sheet, letter of intent or definitive agreement with respect to clause (ii) above, pay to Parent in cash $5,000,000 in cash (the "Full Termination Fee"; and together with the No-Shop Termination Fee collectively, the "Termination Fee"); provided, however, that with respect to Section 7.3(b)(iii), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing twenty-five percent (25%) or more of Company if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Company, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Company, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Company, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Company or (iv) otherwise acting, alone or in concert with others, to seek control of Company or to seek to control or influence the management or policies of Company.

                  (c) In the event that Parent shall terminate this Agreement pursuant to Section 7.1(a)(iii)(A), Company shall promptly reimburse Parent for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

                  (d) In the event that Company shall terminate this Agreement pursuant to Section 7.1(a)(iv)(A), Parent shall promptly reimburse Company for all of the actual, documented and reasonable out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

            7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Articles of Incorporation of Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Capital Stock.

            7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

            8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), Section 5.11 (Employee Benefit Plans), Section 5.12 (Indemnification), Section 5.13 (Form S-8), Section 5.18 (Further Assurances),
Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this
Article VIII shall survive the Effective Time.

            8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Parent, to:

                        Novellus Systems, Inc.
                        4000 N. First Street
                        San Jose, CA  95134
                        Attention:  Kevin S. Royal
                        Facsimile No.:  (408) 943-3448
                        Telephone No.:  (408) 943-2206

                        with a copy to:

                        Morrison & Foerster LLP
                        755 Page Mill Road
                        Palo Alto, CA  94304-1018
                        Attention:  William D. Sherman, Esq.
                        Facsimile No.: (650) 494-0792
                        Telephone No.: (650) 813-5602

                  (b) if to Company, to:

                        SpeedFam-IPEC, Inc.
                        305 N. 54th Street
                        Chandler, AZ 85226
                        Attention: J. Michael Dodson
                        Facsimile No.: (408) 705-2122
                        Telephone No.: (408) 705-2105

                        with a copy to:

                        Snell & Wilmer L.L.P.
                        One Arizona Center
                        Phoenix, AZ 85004-0001
                        Attention:  Steven D. Pidgeon
                        Telephone: (602) 382-6252
                        Facsimile: (602) 382-6070

            8.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            8.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a), (b) and (d)-(g), 1.7, 1.10, 5.11, 5.12 and 5.13, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

            8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            8.7 Remedies Cumulative. Except as otherwise provided herein (and specifically with respect to the remedy provided upon a termination by Parent pursuant to Section 7.3(b)(i)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            8.11 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys' fees and all other costs and expenses incurred in such action or suit.


                     [Signatures Follow On A Separate Page]

            IN WITNESS WHEREOF, Company, Parent and Merger Sub have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                       "COMPANY"

                                       SPEEDFAM-IPEC, INC.


                                       By:
                                              --------------------------
                                       Name:
                                              --------------------------
                                       Title:
                                              --------------------------


                                       "PARENT"

                                       NOVELLUS SYSTEMS, INC.


                                       By:
                                              --------------------------
                                       Name:  Richard S. Hill
                                       Title: President


                                       "MERGER SUB"

                                       NHL ACQUISITION-SUB, INC.


                                       By:
                                              --------------------------
                                       Name:  David L. Celli
                                       Title: Vice President



       [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

                                   APPENDIX I

                             INDEX OF DEFINED TERMS

   DEFINED TERM                                           SECTION

   Agreement                                              Introduction
   Antitrust Laws                                         5.6(b)
   Articles of Merger                                     1.2
   Certificate of Merger                                  1.2
   Certificates                                           1.7(c)(i)
   Closing                                                1.2
   Closing Date                                           1.2
   Code                                                   Recital E
   Company                                                Introduction
   Company Authorizations                                 2.8
   Company Balance Sheet Date                             2.4(b)
   Company Capital Stock                                  1.6(a)
   Company Common Stock                                   1.6(a)
   Company Convertible Securities                         1.6(a)
   Company Disclosure Schedule                            Article II
   Company ESPP                                           1.6(a)
   Company Financial Statements                           2.4(b)
   Company Material Adverse Effect                        Article II
   Company Notes                                          1.6(a)
   Company Options                                        1.6(a)
   Company Preferred Stock                                1.6(a)
   Company SEC Documents                                  2.4(a)
   Company Shareholders Meeting                           2.26
   Company Stock Option Plan(s)                           1.6(a)
   Confidential Information                               2.10(h)
   Confidentiality Agreement                              5.4
   Contracts Requiring Novation or Consent to Change
   of Control                                             2.24
   Defined Benefit Plan                                   2.13(a)(i)
   Delaware Law                                           1.1
   Disclosure Schedule Update                             5.3(d)
   Dissenting Shares                                      1.12
   Effective Date                                         1.2
   Effective Time                                         1.2
   Environmental Approval                                 2.11(b)(ii)
   Environmental Claim                                    2.11(a)(i)
   Environmental Law                                      2.11(a)(ii)
   ERISA                                                  2.13(a)(ii)

   DEFINED TERM                                           SECTION
   Exchange Act                                           2.4(a)
   Exchange Agent                                         1.7(a)
   Exchange Ratio                                         1.6(a)
   Execution Date                                         Introduction
   Facilities                                             2.11(a)(iii)
   Full Termination Fee                                   7.3(b)(iii)
   GAAP                                                   2.4(b)
   Governmental Entity                                    2.3(c)
   Hazardous Material                                     2.11(a)(iv)
   HSR                                                    2.3(c)(iv)
   Illinois Law                                           1.1
   Indemnified Parties                                    5.12(a)
   Indenture                                              1.6(a)
   Intellectual Property                                  2.10(a)
   IPEC                                                   1.6(a)
   knowledge                                              Article II
   Leased Premises                                        2.25(e)
   Leases                                                 2.25(e)
   Material Contracts                                     2.22
   Member of the Controlled Group                         2.13(a)(iii)
   Merger                                                 Recital A
   Merger Sub                                             Introduction
   Multiemployer Plan                                     2.13(a)(iv)
   NASD                                                   2.3(c)(ii)
   No-Shop Termination Fee                                7.3(b)(iii)
   Order                                                  5.6(b)
   ordinary course of business                            Article II
   Parent                                                 Introduction
   Parent Balance Sheet Date                              3.6
   Parent Common Stock                                    1.6(a)
   Parent Disclosure Schedule                             Article III
   Parent ESPP                                            3.2(a)
   Parent Financial Statements                            3.4
   Parent Material Adverse Effect                         Article III
   Parent Option                                          5.11(a)
   Parent SEC Documents                                   3.4
   Parent Stock Option Plans                              3.2(a)
   Parent Stock Price                                     1.6(g)
   Person                                                 8.3
   Plans                                                  2.13(b)
   Pre-Existing Environmental Condition                   2.11(a)(v)
   Proceeding                                             2.7

   DEFINED TERM                                           SECTION
   Property                                               2.11(a)(vi)
   Proxy Statement                                        2.26
   Reaffirmation                                          7.1(a)(iii)(C)
   Real Property                                          2.25(a)
   Registration Statement                                 2.26
   Release                                                2.11(a)(vii)
   SEC                                                    2.3(c)(ii)
   Securities Act                                         2.3(c)(v)
   Shareholder Voting Agreement                           5.8
   Specified Proceeding                                   Article II
   Superior Proposal                                      4.3(b)
   Surviving Corporation                                  1.1
   Takeover Proposal                                      4.3(d)
   Takeover Statute                                       2.29
   Tax Authority                                          2.12(h)
   Tax Return                                             2.12(h)
   Tax, Taxes and Taxable                                 2.12(h)
   Termination Fee                                        7.3(b)
   Third Party Intellectual Property Rights               2.10(c)
   Trigger Event                                          7.1(b)
   Trustee                                                1.6(a)










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